                                                               EXHIBIT 99.10(ii)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Pre-Effective Amendment No. 1 to this Registration Statement under the Securities Act of 1993 on Form N-4 (File No. 333-38081) of our report which includes an explanatory paragraph, regarding the adoption of Financial Accounting Standards Board Interpretation No. 40 and Statement of Financial Accounting Standards No. 120, dated May 29, 1997, except for Note 14, as to which the date is February 26, 1998, on our audit of the financial statements of The Manufacturers Life Insurance Company of North America (formerly North America Security Life Insurance Company). We also consent to the reference in our firm under the caption "Experts."



                                                      COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
March 13, 1998